Exhibit 99.1

Date listed: June 22, 2006

Share Price (6/26/06): $35.0

Shares Outstanding: 4.4M

Market Capitalization: $151.2M

Management:

Barry A. Ellsworth

Co-founder, President and CEO

Chairman of the Board

Dan E. Christensen

Co-founder, Treasurer, Secretary, and Controller, Member, Board of Directors

David A. Hart

Member, Board of Directors

R. Steven Nicholson

Member, Board of Directors

Robert D. Vavra

Member, Board of Directors

Herschel C. Patton, II

Member, Board of Directors

Brian D. Peterson

Executive Vice President

Member, Board of Directors

Wayne Hoovestol

Member, Board of Directors

Corporate Headquarters:

7945 W. Sahara, Suite 107

Las Vegas, NV 89117

Phone: 702.363.9307

Fax: 702.631.9308

www.gpreethanol.com

For more information on

Green Plains, please contact:

Name: Barry Ellsworth

Title: CEO

Phone: 702.363.9307

E-mail: info@gpreethanol.com

Green Plains Renewable Energy, Inc.

(Amex: GPRE , Nasdaq: GPRE)

Green Plains Renewable Energy, Inc. is the first Nasdaq company to dual list on the American Stock Exchange. The Company was organized to construct and operate a 50 million gallon, dry mill, fuel grade ethanol plant. Green Plains’ facility will incorporate the latest process control systems and biotechnology to maximize production yields and quality. Reduced plant emissions will make this state-of-the-art facility one of the most efficient and environmentally friendly in the industry.

Shenandoah, Iowa

Contruction on the Company’s first plant in Shenandoah, Iowa is progressing. Fagen, Inc. is the Company’s design builder for the Shenandoah plant and commenced constructing the plant in April of 2006. The Shenandoah plant is anticipated to commence operations in April of 2007. Fagen is viewed by many to be the premier builder of dry-grind ethanol plants in the country.

Green Plain’s Shenandoah plant will have an annual capacity to process approximately 18 million bushels of corn per year and to produce approximately 50 million gallons of ethanol. The plant will also produce approximately 160,000 tons per year of 10% moisture dried distillers grains with solubles (DDGS), and approximately 148,000 tons per year of raw carbon dioxide (CO2) gas.

Superior, Iowa and Other Sites.

Green Plains also plans to build its second ethanol plant in Superior, Iowa and another at one of the sites where options to purchase real estate have been acquired by the Company. The Company acquired Superior Ethanol, LLC on February 22, 2006 which provides it with options to purchase at least 159 acres of land near Superior. The Company holds options to purchase up to 88 acres in Atlantic, Iowa, and additional options are owned for sites in Anita, Iowa, Sloan, Iowa, and Wadena, MN.

Products

Ethanol

Ethanol is produced by processing corn and/or other biomass. Ethanol is utilized primarily as an “oxygenate,” or an additive to gasoline to increase the oxygen level in fuel so the gasoline burns more cleanly. Ethanol is used to enhance octane in gasoline, and is also considered a primary fuel that can be purchased at many gasoline stations throughout the U.S. as E-85, which is 85% ethanol and 15% unleaded gasoline.

The increased use of ethanol is attributable in part to the Federal Clean Air Act Amendments of 1990, which established the federal oxygenated gasoline programs to reduce smog in certain urban areas by requiring the use of oxygenated fuels during the winter months. In addition, under the Clean Air Amendments, several major U.S. metropolitan areas are required to use oxygenated fuel year-round. With the passage of the Renewable Fuels Bill of 2005 in the United States Congress, ethanol usage is expected to increase significantly in the coming years.

Distillers Grains

The principal by-product of the ethanol production process is Distillers Grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distiller’s grains contain by-pass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. By-pass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle.

Dry mill ethanol processing creates three forms of distiller’s grains: Distillers Wet Grains with Solubles (“DWGS”), Distiller’s Modified Wet Grains with Solubles (“DMWG”) and Distiller’s Dried Grains with Solubles (“DDGS”).

•	DWGS is processed corn mash that contains approximately 70% moisture. DWGS has a shelf life of approximately three days and can be sold only to farms within the immediate vicinity of an ethanol plant.

•	DMWG is DWGS that has been dried to approximately 50% moisture. DMWG have a slightly longer shelf life of approximately three weeks and are often sold to nearby markets.

•	DDGS is DWGS that has been dried to 10% moisture. DDGS has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant.

The Company intends to market DDGS and is exploring the local demand for DWGS and DMWG, hoping to market at least a portion of our distiller’s grains in these higher moisture forms.

Financial Highlights

Green Plains raised $637,500 in seed capital in 2004, and then raised gross proceeds of $34.5 million in its initial public offering, which closed in November 2005. The Company expects that the Shenandoah project will cost approximately $82.6 million. In addition to the seed capital and the capital raised in its IPO, the Company has entered into loan agreements for $47 million which will be used for the costs of construction and as working capital once the Shenandoah plant commences operations. The Company believes it has the necessary funding to complete the construction of the Shenandoah Plant. The total use of proceeds is estimated to be $82.5 million.

Projected Uses and Sources of Funds

Estimated Use of Proceeds
Estimated Sources:
Share Proceeds	$34,549,884
Zero Interest Loan and Grant from State of Iowa	400,000
Seed Capital	637,500
Term Debt Financing	47,000,000

Total Estimated Sources of Funds	$82,587,384

Estimated Uses of Funds:
Plant Construction and Misc. Costs	$59,926,300
Estimated Site Costs	4,295,000
Estimated Railroad Costs	5,600,000
Estimated Fire Protection/Water Supply Costs	2,216,000
Estimated Rolling Stock Costs	240,000
Estimated Financing Costs and Capitalised Interest	1,402,500
Estimated Pre-Production Period Costs	710,000
Estimated Inventory & Working Capital Costs	8,827,584

Total Estimated Use of Funds	$82,587,384

American Stock Exchange, 86 Trinity Place, New York, NY 10006-1872

The information in this report has been obtained from corporate filings with the SEC and other documents available to the public; it has been prepared with care but its accuracy is not guaranteed. This report does not constitute a recommendation by the Exchange.